Exhibit 99.1

InVivo Therapeutics Announces Postponement of Annual Meeting

CAMBRIDGE, Mass. (July 12, 2019) – InVivo Therapeutics Holdings Corp. (Nasdaq: NVIV) today announced that it has postponed its 2019 annual meeting of stockholders. The annual meeting, which was originally scheduled for June 11, 2019, had been adjourned until July 11, 2019 at 8:00 am Eastern Time. Less than a majority of the shares of the Company’s outstanding common stock entitled to vote at the meeting were present in person or by proxy on July 11, 2019, and the Company therefore determined that a quorum did not exist. The Company anticipates publicly announcing a new record date and the new date, time and location of the annual meeting later in 2019.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect” and similar expressions, and include statements regarding the expectations related to the announcement of a new annual meeting record date and new date, time and location of the meeting. Any forward-looking statements contained herein are based on current expectations and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to successfully open additional clinical sites for enrollment and to enroll additional patients; the timing of the Institutional Review Board process; the Company’s ability to obtain FDA approval to commercialize its products; the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and other risks associated with the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies identified and described in more detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and its other filings with the SEC, including the Company’s Form 10-K, Form 10-Qs and current reports on Form 8-K.  The Company does not undertake to update these forward-looking statements.

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